Exhibit 10.15

Purchase Price Adjustment Side Letter

AzstaZeneca UK Limited

15 Stanhope Gate

London W1K 1LN, England

June 28, 2006

Abraxis Bioscience. Inc.

11777 San Vicente Boulevard, #500

Los Angeles, California 90049

Re:	Asset Purchase Agreement between AstraZeneca UK Limited (“AZ”) and Abraxis Bioscience, Inc. (“ABBI”) dated April 26, 2006 (the “Agreement”)

Ladies and Gentlemen:

In connection with the above-referenced Agreement, we are writing to confirm our understanding with respect to the matters set forth in this letter. Capitalized terms used, but not defined herein, shall have the meaning given to them in the Agreement.

AZ and ABBI hereby agree that the Purchase Price payable pursuant to Section 2.6 of the Agreement shall be adjusted as follows:

(a) Reduced by ten million dollars ($10,000,000), in consideration of which ABBI hereby agrees that the Approvals delivered by AZ at Closing pursuant to Section 8.4 of the Agreement are reasonably satisfactory to ABBI; and

(b) Reduced by five million eight hundred thousand dollars ($5,800,000), which shall be in full satisfaction of AZ’s obligation under Section 2.4(b) of the Manufacturing and Supply Agreements to supply ABBI not less than a nine-week supply of Diprivan (together, the “Purchase Price Adjustments”).

The Purchase Price Adjustments shall be made to the portion of the Purchase Price due and payable on the Closing Date pursuant to Section 2.6(i) of the Agreement, and, as a result, the total amount due and payable by ABBI on the Closing Date shall be two hundred fifty nine million two hundred thousand dollars ($259,200,000).

This letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. This letter and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflicts of laws principles thereof. This letter and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and neither this letter nor any of the rights, interests or obligations hereunder of the parties hereto may be assigned by any of the parties hereto without the prior written consent of the other party.

Purchase Price Adjustment Side Letter

Please indicate your agreement with the foregoing by countersigning this letter where indicated below.

ASTRAZENECA UK LIMITED

By:	/s/ Russell Gannt
Name:	Russell Gannt
Title:	Authorized Person

AGREED:

ABRAXIS BIOSCIENCE, INC.

By:	/s/ Bruce Wendel
Name:	Bruce Wendel
Title:	Executive Vice President Corporate Development